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                                                                     EXHIBIT 5.1

                   [Letterhead of Jones, Day, Reavis & Pogue]

                                  July 9, 1999



FTD.COM INC.
3113 Woodcreek Drive
Downers Grove, Illinois 60515

    Re:  Initial Public Offering of 6,325,000 Shares of Class A Common Stock
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Ladies and Gentlemen:

          We have acted as special counsel to FTD.COM INC., a Delaware corporation (the "Company"), in connection with the possible issuance and sale by the Company of up to 6,325,000 shares of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock") in accordance with an Underwriting Agreement (the "Underwriting Agreement") among the Company and the Underwriters to be listed in Schedule I thereto (the "Underwriters"), including additional shares of Class A Common Stock that may be issued and sold by the Company pursuant to an over-allotment option granted to the Underwriters (such shares are collectively referred to herein as the "Shares").

          We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion. In rendering this opinion, we have assumed that the signatures on all documents examined by us are genuine and that the person who affixed such signature to such documents had authority to do so.

          Based on the foregoing and the following assumptions, in our opinion, when issued and sold to the Underwriters pursuant to the Underwriting Agreement against payment of consideration therefor as provided therein, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

          In rendering the foregoing opinion, we have assumed that (i) at time of sale of the Shares to the Underwriters pursuant to the Underwriting Agreement, the Company's existing Certificate of Incorporation and Bylaws will be in full force and effect, without modification, and (ii) prior to the issuance and sale of the Shares to the Underwriters pursuant to the Underwriting Agreement, resolutions authorizing the Company to issue and sell the Shares to the Underwriters pursuant to the Underwriting Agreement will have been duly adopted by the Company's Board of
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FTD.COM INC.
July 9, 1999
Page 2


Directors and will be in full force and effect at all times during which the Shares are sold by the Company.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (No. 333-78857), as amended through Amendment No. 3 dated the date hereof, filed by the Company to effect registration of the Shares under the Securities Act of 1933 and to the reference to our Firm under the caption "Legal Matters" in the Prospectus constituting a part of that Registration Statement.

                                    Very truly yours,

                                    /s/ Jones, Day, Reavis & Pogue